Exhibit 10kkk

Non-Compete Agreement Associated
With Award Agreement Under The
Norfolk Southern Corporation Long-Term Incentive Plan

THIS AGREEMENT (the “Agreement”) is executed by and between <Employee Name> (“Employee”) and Norfolk Southern Corporation (“NS” or “Corporation”). Employee has received this Agreement in conjunction with an award agreement under the Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP” or “Plan”). The term NS or Corporation includes NS’ subsidiaries and affiliated companies including, but not limited to, Norfolk Southern Railway Company and its rail subsidiaries.

WHEREAS, Employee is a participant in the LTIP and is eligible to receive an award under such Plan, subject to certain terms and conditions of that Plan; and

WHEREAS, execution of this Agreement is a condition precedent to Employee’s receipt of an award under the LTIP; and

WHEREAS, Employee is willing to enter into this Agreement and deliver same to NS to satisfy that condition in order to receive an award under the LTIP.

NOW THEREFORE the parties hereto do hereby covenant and agree as follows:

1.NS agrees that, upon Employee executing this Agreement, Employee will be provided an award under the LTIP on the terms and conditions set forth in an Award Agreement and will continue to receive confidential NS business and operational information as required by the duties of his or her position.

2.Employee agrees that the LTIP award is consideration for entering into this Agreement and that in consideration of the award Employee will abide by the covenants and obligations contained in this Agreement.

3.From the last date of his or her employment with the Corporation and for a period of one (1) year thereafter, and irrespective of the reason for such separation, whether voluntary or involuntary, Employee will not, on his or her own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer or employee:

(a)
work for or provide services to any “competitor” of the Corporation (i) “in a capacity involving substantially the same or similar work he or she performed for the Corporation” in the two (2) years preceding the last date of his or her employment with the Corporation, or (ii) as a director.

(b)	solicit, recruit, entice or persuade any employee of the Corporation to leave the employment of the Corporation in order to work for or provide services for any “competitor” of the Corporation, “in a capacity involving substantially the same or similar work the employee performed for the Corporation” in the previous two (2) years.

(c)	solicit, contact, attempt to divert, or appropriate any “customer or account” of the Corporation for the purpose of “providing the same or similar services as provided by the Corporation”.

The term “competitor” is defined as any North American Class I rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier). The phrase “in a capacity involving substantially the same or similar work he or she performed for the Corporation”, in sub-paragraph (a) above, means being involved in the same work or closely related work to that which Employee performed for the Corporation and, if Employee occupied a position at the vice president level or above for the Corporation, includes, without limitation, any work at the vice president level or above for a competitor. The phrase “in a capacity involving substantially the same or similar work the employee performed for the Corporation”, in sub-paragraph (b) above, means being involved in the same work or closely related work to that which the employee performed for the Corporation and, if the employee occupied a position at the vice president level or above for the Corporation, includes, without limitation, any work at the vice president level or above for a competitor. The phrase “providing the same or similar services as provided by the Corporation”, in sub-paragraph (c) above, means being in the same or closely related line of business as the Corporation for or on behalf of a competitor of the Corporation. A “customer or account” is defined as any individual or entity with whom Employee worked on behalf of the Corporation within two (2) years of his or her last date of employment with the Corporation; provided, however, that any individual or entity that ceased its business relationship with Corporation during this two (2) year period, and did not thereafter resume such relationship, for reasons not related to the Employee, will not be considered a “customer” or “account.”

Nothing contained in this paragraph 3 will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Virginia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

4.Employee covenants and agrees that any confidential or proprietary information acquired by him or her during his or her employment with the Corporation (including information of or concerning a customer of the Corporation) is the exclusive property of the Corporation, and Employee acknowledges that he or she has no ownership interest or right of any kind to said property. Except as otherwise required by law, Employee agrees that during his or her employment with the Corporation and after the termination of that employment, and irrespective of the reason for such separation, whether voluntary or involuntary, he or she will not, either directly or indirectly, use, access, disclose, or divulge to any unauthorized party, for his or her own benefit or to the detriment of the Corporation, any confidential or proprietary information of the Corporation which he or she may have acquired or been provided during his or her employment with the Corporation, whether or not developed or compiled by the Employee, and whether or not Employee was authorized to have access to such information. Nothing herein shall affect Employee’s obligations as set forth in the Patent Agreement between Employee and the Corporation.

For the purposes of the above, the term “confidential or proprietary information” includes, without limitation, the identity of or other facts relating to the Corporation, its customers and accounts, its marketing strategies, financial data, trade secrets, other intellectual property or any other information acquired by the Employee as a result of his or her employment with the Corporation such that if such information were disclosed, such disclosure could act to the prejudice of the Corporation. The term “confidential or proprietary information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Corporation. The term “unauthorized party” means any firm, entity (including governmental entities), or person (whether outsiders or employees of the Corporation), who is not specifically authorized by the Corporation to receive such confidential or proprietary information.

Employee agrees that if he or she believes that he or she is required by law or otherwise to reveal any confidential or proprietary information of the Corporation, he or she or his or her attorney, except as otherwise prohibited by law, will promptly contact NS’s Law Department prior to disclosing such information in order that the Corporation can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.

Nothing in this paragraph or Agreement should be construed, either expressly or by implication, as limiting the maximum protections which may be available to the Corporation under appropriate state and federal common law or statute concerning the obligations and duties of the Employee to protect the Corporation’s property and/or confidential and proprietary information, including, but not limited to, under the federal Uniform Trade Secrets Act or the Virginia Uniform Trade Secrets Acts. Employee also acknowledges his or her duty to refrain from any action which would harm or have the potential to harm the Corporation, or the Corporation’s customers, including, but not limited to, breaching the fiduciary duties Employee owes the Corporation, both during the Employee’s employment and after the termination of that employment.

Employee understands that nothing in this Agreement (1) prohibits or impedes Employee from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Employee to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

5.Employee acknowledges and agrees that the breach of this Agreement, or any portion thereof, may result in irreparable harm to the Corporation, the monetary value of which could be difficult to establish. Employee therefore agrees and consents that the Corporation shall be entitled to injunctive relief or such other equitable relief as is necessary to prevent a breach by Employee of any of the covenants or provisions contained in this Agreement. Nothing contained in this paragraph shall be construed as prohibiting the Corporation from pursuing any legal remedies available to the Corporation for such breach of this Agreement, including the recovery of damages from the Employee.

6.The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to Virginia’s choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the Commonwealth of Virginia and waives any defenses of forum non conveniens. The parties agree that any and all initial judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Eastern District of Virginia, Norfolk Division or the appropriate state court in the City of Norfolk, Virginia regardless of the place of residence or work location of the Employee at the time of such action.

7.Each provision and sub-provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or sub-provision of this Agreement shall be adjudged to be invalid under applicable law, the remainder of the Agreement is severable and shall continue in full force and effect. Should a court of competent jurisdiction declare any of the provisions of paragraphs 3 or 4, or other paragraphs, invalid or unenforceable, the parties acknowledge and agree that the court may revise or reconstruct such invalid or unenforceable provisions to better effectuate the parties’ intent to reasonably restrict the activity of the Employee to the greatest extent afforded by law and needed to protect the business interests of the Corporation.

8.Employee understands and agrees that nothing in this Agreement creates a contract of employment for any specific duration. The obligations contained in this Agreement shall survive the termination of the Employee’s employment with the Corporation, however caused, and irrespective of the existence of any claim or cause of action by the Employee against the Corporation.

9.This Agreement is effective as of the date of the Employee’s electronic acceptance of both this Agreement and the corresponding Award Agreement(s) under LTIP. The terms of this Agreement (and all associated remedial provisions of this Agreement) shall continue until cancelled by a subsequent written agreement between the parties.

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